UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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CME GROUP INC.

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The following communication was distributed to certain CME Group shareholders beginning on February 22, 2012.

February 22, 2012

LETTER FROM THE BOARD OF DIRECTORS TO OUR SHAREHOLDERS:

Our company delivered strong volume, profit and cash flow results in 2011. Over the same period, we made significant enhancements to our governance and compensation practices. We thought it appropriate to highlight some of these developments at this time in the interest of facilitating meaningful dialogue in the months leading to our annual meeting of shareholders on May 23, 2012.

Record Trading Volume Paved the Way to Increased Cash Returns

In 2011, we generated approximately $3.3 billion of revenue, with operating income of $2.0 billion. During the year we delivered the highest volume in our history, approaching 3.4 billion contracts traded. We have performed well—navigating through uncertain events such as the Fed’s zero interest rate policy, the Eurozone crisis, the regulatory uncertainty surrounding the Dodd-Frank Act’s final rulemaking and the unprecedented bankruptcy of MF Global. Our financial results positioned us well to deliver on our capital structure guiding principle through the return of excess cash to you, our shareholders.

Our policy is that we intend to pay regular quarterly dividends to our shareholders, with the amount of such dividends based upon our achievement of cash earnings during the prior year. In February 2012, we approved an increase in the intended dividend amount from approximately 35% of the prior year’s cash earnings to 50% of prior year’s cash earnings. This resulted in a 59% increase in our quarterly dividend payable in March 2012. We also amended our dividend policy to include consideration of an additional annual, variable dividend which would be paid in the first quarter of each year based on the prior year’s operating results, and the level will increase or decrease from year to year based on operating results, potential M&A activity, and other forms of capital return including regular dividends and share buybacks during the prior year. Based on our 2011 results, we declared an additional dividend of $3.00 per share. The increase in our regular dividend and the addition of the variable dividend confirm both our optimism about our ability to drive continued growth and strong cash flows, and also our strong commitment to returning capital to our shareholders and will result in an estimated aggregate payout to our shareholders of approximately $345 million in March 2012.

The Board will be Declassified and Reduced in Size

In 2010, we received a shareholder proposal urging us to move forward with the declassification of the board and we agreed it was in the best interests of CME Group and its shareholders to do so. Details on our proposal to move to annual elections will be included in our 2012 proxy statement. Additionally, after consideration, we allowed our shareholder rights plan to expire in December 2011 without renewal. We believe these actions will enhance our corporate governance practices and demonstrate our responsiveness to shareholder concerns.

We also are recommending decreasing the size of our board by two at the 2012 annual meeting and we continue to evaluate how to effectively further reduce the size of our board. We believe that the proposed transition to annual elections combined with the expiration of the CBOT director representation rights as of the 2012 annual meeting will provide us with the flexibility to decrease the size of the board while ensuring that we maintain the appropriate expertise, industry knowledge and skills to effectively oversee our complex business while maintaining compliance with applicable listing and regulatory requirements.

We Have Increased the Proportion of our Performance-Based Compensation

Our compensation committee continues to develop our compensation program to ensure that it is designed to pay for performance and encourage the creation of long-term shareholder value without leading to excessive risk taking. In 2011, we submitted our first “say on pay” proposal and recommended that these proposals be submitted to shareholders on an annual basis to ensure frequent feedback.

Our compensation committee increased the alignment of pay and performance for our named executive officers. In particular, the committee added performance shares to the mix of our equity compensation starting with our annual grant in September 2011 without increasing the overall long-term incentive target opportunity for each of our named executive officers. These performance shares are tied to our achievement of cash earnings and annual total shareholder return relative to the S&P 500 and represented 25% of the 2011 annual long-term incentive award. For 2012, our compensation committee is increasing the proportion of performance shares to 50% of the long-term incentive award and eliminating the use of stock options, subject to the modification of existing employment agreements for certain of our named executive officers, which we expect to be completed prior to the filing of our definitive proxy statement.

Our program also continues to include other features which tie the interests of our executives to those of our shareholders, including our stock ownership guidelines and clawback policy.

We look forward to providing additional details on our program in the Compensation Discussion and Analysis section of our 2012 proxy statement. In the meantime, we welcome discussion with our shareholders on any concerns or questions you may have with the structure of our program.

Owning 1% of our Stock for One Year is Insufficient to Nominate 25% of our Board

CME Group was one of a number of companies to receive a shareholder proposal to implement proxy access. The proposal submitted by Norges Bank, the central bank for the Government of Norway, sets forth a binding bylaw amendment to allow shareholders owning only 1% of our outstanding shares for a period of at least one year to nominate up to 25% of our board. As we will discuss in more detail in our proxy statement, we do not believe these thresholds represent significant long-term commitment to our company and are substantially below any meaningful threshold. In addition, providing access at that low level could lead to disruptive contested elections representing special interest agendas, not the general interests of our shareholders. As this is a proposal new to the proxy season, we continue to evaluate how it will be considered by other companies and our shareholders.

Our Governance Policies Develop to Match the Evolution of the Company

We are a unique company stemming, in part, from our evolution from a member-owned organization. As such, we have a special appreciation for the need for transparency and additional disclosure regarding transactions between an issuer and its insiders. To ensure that all such transactions are reasonable and on fair terms, in addition to our Corporate Governance Principles, we have also established a Director Conflict of Interest Policy and a Related Party Transaction Policy. For example, under the Related Party Transaction Policy, related party transactions must be reviewed by our audit committee. In 2011, our audit committee augmented these procedures to require independent verification of the fairness of the terms and conditions of any such transaction prior to providing its approval. We believe these policies and procedures appropriately address any potential conflicts of interest. Our audit, compensation, governance, nominating and market risk oversight committees are composed entirely of independent directors.

We are Available for Further Engagement

We look forward to engaging with you in the coming months. If you would like to arrange for a discussion regarding our governance or compensation practices, please contact Meg Wright at 312.930.3305 or meg.wright@cmegroup.com.

Sincerely,

CME Group Board of Directors

*****

CME Group Inc. plans to file with the Securities and Exchange Commission and mail a proxy statement to our shareholders containing information about the company and certain proposals to be presented to a vote of shareholders at its 2012 Annual Meeting. Shareholders of CME Group Inc. should read the proxy statement carefully when it becomes available because it will contain important information about the proposals to be considered at the Annual Meeting, the persons soliciting proxies related to the proposals, their interests in the proposals and related matters.

Shareholders can obtain free copies of the proxy statement when it becomes available by contacting the Shareholder Relations and Member Services Department, CME Group Inc., 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders will be able to obtain free copies of the proxy statement filed by CME Group Inc. with the Securities and Exchange Commission in connection with the Annual Meeting at the Securities and Exchange Commission’s Web site at www.sec.gov. In addition to the proxy statement, CME Group Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which are also available at the Securities and Exchange Commission’s Web site at www.sec.gov.

CME Group Inc. and its directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of CME Group Inc.’s shareholders to approve the proposals. These individuals may have interests in the proposals. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement.